1 ABBVIE INC. AMENDED AND RESTATED CLAWBACK POLICY (as amended and restated on September 8, 2023) AbbVie Inc. (the “Company”) has established this Amended and Restated Clawback Policy (this “Policy”) to encourage sound financial reporting and increase individual accountability. This Policy was most recently amended and restated on September 8, 2023 (the “Effective Date”). 1. Administration The Policy will be administered by the Board of Directors of the Company (the “Board”) or, if so designated by the Board, the Compensation Committee of the Board (the “Compensation Committee”), in which case references to the Board will be deemed to be references to the Compensation Committee. 2. Recoupment in the Event of a Restatement In the event the Company is required to prepare a Restatement, any Covered Officer who received Excess Compensation during the three completed fiscal years preceding the date the Company is required to prepare a Restatement (the “Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly. For purposes of this Policy, the date the Company is required to prepare a Restatement is deemed to be the earlier of the date (i) the Board concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The portions of this Policy relating to a Restatement are applicable to all Incentive Compensation received by Covered Officers after the Effective Date. Recovery of Excess Compensation under this Policy in connection with a Restatement is on a “no fault” basis, meaning that it will occur regardless of whether the Covered Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Restatement. The Compensation Committee may determine that repayment or forfeiture of Excess Compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and is not required pursuant to the Applicable Rules. 3. Recoupment in the Event of Misconduct If an executive officer engages in misconduct that would constitute a material breach of the AbbVie Code of Business Conduct, then the Compensation Committee may, in its sole discretion, to the extent permitted by applicable law, take all actions necessary to protect the interests of stockholders of the Company, including but not limited to taking action to recover all or any portion of incentive awards made to such executive officer. 4. Miscellaneous To the extent permitted by applicable law, including the Applicable Rules, the Compensation Committee may seek recoupment by all legal means available, including but not limited to, by requiring any affected person to repay any amount to the Company, by set-off, by reducing future compensation of the affected person, or by such other means or combination of means as the Compensation Committee, in its sole discretion, determines to be appropriate. Any repayment or forfeiture or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Company policy, plan or agreement, including termination of employment or institution of civil proceedings.

2 Any determination regarding this Policy and any application and implementation thereof need not be uniform with respect to each Covered Officer or executive officer, as the case may be, or payment recovered or forfeited under this Policy. Any determination made by the Compensation Committee or the Board under this Policy will be final and binding on all affected individuals. The Company is prohibited from indemnifying any Covered Officer, executive officer or former Covered Officer or executive officer against the loss of erroneously awarded compensation or compensation otherwise subject to recoupment under this Policy. In the event of any conflict or inconsistency between this Policy and any other policies, plans, agreements, or other materials of the Company, this Policy will govern. This Policy will be enforced and appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules. 5. Definitions For purposes of this Policy, the following terms shall have the following meanings: “Applicable Rules” means applicable U.S. law or any applicable rules or regulations adopted by the Securities and Exchange Commission, the New York Stock Exchange or any other applicable stock exchange. “Covered Officer” means each individual who is, or was during the Look-Back Period, (1) an executive officer of the Company within the meaning of Rule 10D-1(d) under the Securities Exchange Act of 1934, or (2) designated in writing as a Covered Officer by the Company’s Chief Human Resources Officer for purposes of this Policy. “Excess Compensation” means any amount of Incentive Compensation received by a Covered Officer after commencement of service as a Covered Officer that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed without regard to any taxes paid. For Incentive Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, and the Company shall retain documentation of the determination of such estimate and provide such documentation to the New York Stock Exchange if so required by the Applicable Rules. Incentive Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price and/or total shareholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period. “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures. Compensation that does not constitute “Incentive Compensation” includes equity incentive awards that are not awarded based on a financial reporting measure and that vest exclusively upon completion of a specified employment

3 period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures. “Restatement” means an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to financial statements that do not constitute a Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustments to provisional amounts in connection with a prior business combination; and (vi) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.